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Exhibit 99.1

        March 3, 2003

UGC ANNOUNCES ACCEPTANCE OF UPC'S AKKOORD IN DUTCH COURT

        Denver, Colorado—UnitedGlobalCom, Inc. ("UGC" or "the Company") (NASDAQ: UCOMA) today announced that an overwhelming majority has voted in favor of the Akkoord (plan of composition) for its subsidiary United Pan Europe Communications N.V. ("UPC") at the creditors' meeting at the Dutch court in Amsterdam. Held on February 28, the creditors' meeting is related to the ongoing recapitalization process of UPC. The Dutch court has scheduled the confirmation hearing (homologatie) of the Akkoord on March 12, 2003.

        UPC remains on track to complete the recapitalization process by end March 2003.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 21 countries. Based on the Company's aggregate operating statistics at September 30, 2002, UGC's networks reached approximately 19.1 million homes and 13.1 million total subscribers. Based on the Company's consolidated operating statistics at September 30, 2002, UGC's networks reached approximately 12.4 million homes and over 8.7 million subscribers, including over 7.3 million video subscribers, 690,300 voice subscribers, and 700,000 high-speed Internet access subscribers. In addition, its programming business had approximately 45.8 million aggregate subscribers worldwide.

        UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading satellite and telecommunications provider in Australia and New Zealand.

        NOTE: Except for historical information contained herein, this news release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the timing and outcome of UPC's insolvency proceedings, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        This press release shall not constitute an offer to exchange or sell, or the solicitation of an other to exchange or buy any securities of UGC, UPC or New UPC, or a solicitation of votes in favor of the Plan or the Akkoord in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

For further information contact:

  Investor/Media Relations
  Rick Westerman
  Chief Financial Officer
  Phone:    (303) 770-4001

Please visit our web site at www.unitedglobal.com for further information about our company.

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UGC ANNOUNCES ACCEPTANCE OF UPC'S AKKOORD IN DUTCH COURT